EX-99.B1.c. Resolution of Board of Directors—Separate Account IANY

WRITTEN ACTION IN LIEU OF MEETING

OF

THE BOARD OF DIRECTORS

OF

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK

The undersigned, constituting all of the members of the Board of Directors (the “Board”) of Allianz Life Insurance Company of New York, a New York corporation (the “Company”), acting pursuant to the relevant provisions of the New York statutes, consent to the adoption of and do hereby adopt the following resolutions, effective as of March 6, 2014:

WHEREAS, the Company develops and sells insurance products (the “Products”) that must be registered with the U.S. Securities and Exchange Commission (the “SEC”) as securities under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Company proposes to register a new deferred annuity contract that offers both variable and index-linked investment choices to be called “Allianz Index Advantage”; and

WHEREAS, in connection with the establishment of Allianz Index AdvantageSM New York Variable Annuity, the Company desires to establish a new Separate Account designated as “Separate Account IANY” (“Separate Account IANY”) which shall be a non-insulated, non-unitized Separate Account; and

WHEREAS, in connection with the establishment of Separate Account IANY, the Company also plans to establish two Subaccounts, IABV (Index Advantage Book Value) and IAMV (Index Advantage Market Value) in connection with the Allianz Index Advantage product; and

NOW, THEREFORE, BE IT RESOLVED, in connection with the establishment of the Allianz Index Advantage product, the Company is hereby authorized to execute and file with the SEC, any Registration Statements (or amendments thereto) and any related required filings as shall be deemed necessary or appropriate, and all exhibits thereto and other documents in connection therewith; and

FURTHER RESOLVED, that the Company is hereby authorized to establish Separate Account IANY and Subaccounts IABV, which shall value its assets at book value, and IAMV, which shall value its assets at market value; and

FURTHER RESOLVED, that Company officers or other Board-designated employees are hereby authorized and directed, for and on behalf of the Board, to execute such other documents and agreements and to take any and all actions as are necessary or appropriate to effect the actions authorized by these resolutions or that are consistent with or in furtherance of these resolutions, and all actions of such persons previously taken as herein authorized are ratified in all respects.

IN WITNESS WHEREOF, the members of the Board have set their hands effective as of date set forth above.

/s/ Walter R. White	/s/ Stephen R. Herbert
Walter R. White	Stephen R. Herbert

/s/ Thomas P. Burns	/s/ Marc B. Olson
Thomas P. Burns	Marc B. Olson

/s/ Ronald M. Clark	/s/ Gary A. Smith
Ronald M. Clark	Gary A. Smith

/s/ Kevin J. Doyle	/s/ Giulio Terzariol
Kevin J. Doyle	Giulio Terzariol

/s/ Martha Clark Goss	/s/ Steven J. Thiel
Martha Clark Goss	Steven J. Thiel